Exhibit 99.1

Singular Genomics Systems, Inc. Announces Closing of

Initial Public Offering and Full Exercise of

Underwriters’ Option to Purchase Additional Shares

La Jolla, CA, June 1, 2021 – Singular Genomics Systems, Inc. (“Singular Genomics”), a company focused on delivering genomic technologies for the advancement of science and medicine, today announced the closing of its initial public offering of 11,730,000 shares of its common stock, which includes the full exercise of the underwriters’ option to purchase 1,530,000 additional shares of common stock, at a public offering price of $22.00 per share.

All of the shares of common stock were offered by Singular Genomics. The gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Singular Genomics, were approximately $258.1 million. The shares began trading on the Nasdaq Global Select Market under the ticker symbol “OMIC” on May 27, 2021.

J.P. Morgan, Goldman Sachs & Co. LLC, BofA Securities and Cowen acted as joint book-running managers for the offering. UBS Investment Bank also acted as a book-running manager.

Registration statements relating to the shares being sold in this offering became effective on May 26, 2021. The offering was made only by means of a prospectus, copies of which may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, by telephone at (833) 297-2926, or by email at PostSaleManualRequests@broadridge.com; and UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY10019, by telephone at (888) 827-7275, or by email at ol-prospectus-request@ubs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Singular Genomics Systems, Inc.

Singular Genomics is a life science technology company that is leveraging novel, next generation sequencing (NGS) and multiomics technologies to build products that empower researchers and clinicians. The Singular Sequencing Engine is the foundational platform technology that forms the basis of Singular Genomics’ products in development and Singular Genomics’ core product tenets: accuracy, speed, flexibility and scale. Singular Genomics’ first integrated solution is targeted at the NGS market and comprises an instrument and an associated menu of consumable kits, which Singular Genomics refers to collectively as the G4 Integrated Solution. A second integrated solution in development comprises an instrument and an associated menu of consumable kits, which Singular Genomics refers to collectively as the PX Integrated Solution. The PX Integrated Solution combines single cell analysis, spatial analysis, genomics and proteomics in one integrated instrument providing a versatile multiomics solution.

Singular Genomics’ Contacts

Investor Contact

Matt Clawson

+949-370-8500

ir@singulargenomics.com

Media Contact

Dan Budwick

1AB

(973) 271-6085 dan@1abmedia.com